Exhibit 10.15

Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”} is entered into as of October 24, 2023, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”) and ENCHANTED ROCK, LLC, a Texas limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a Lease dated June 2, 2023 pursuant to which Landlord leased to Tenant certain premises consisting of approximately 74,456 square feet located at 20702 Hempstead Rd Houston, TX 77065 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”;

WHEREAS, Tenant was granted an expansion option pursuant to the terms of Exhibit E of the Lease which Tenant has exercised and the terms of the lease of the Expansion Premises (as defined below) are set forth in this Amendment; and

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease.

2.

Notwithstanding anything to the contrary contained in Exhibit E of the Lease, effective on December 1, 2023 (the “Expansion Commencement Date”) the Premises under the Lease shall be amended to include that portion of the Building containing approximately 40,344 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Premises”) such that thereafter, subject to the provisions herein, the Premises under the Lease shall consist of a total of approximately 114,800 rentable square feet. Tenant shall accept the Expansion Premises in its “as-is” condition as of the Expansion Commencement Date. All of the terms and conditions of the Lease shall apply to the Expansion Premises effective on the Expansion Commencement Date. Effective on the Expansion Commencement Date, Tenant’s Share of Taxes shall be automatically amended to [***]%.

3.	Notwithstanding anything to the contrary contained in Exhibit E of the Lease, effective on the Expansion Commencement Date, the Monthly Base Rent, Monthly

Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

FOE, and the Annual FOE Increase for the Premises, as expanded by this Amendment, shall be as follows through the Lease Term:

Monthly Base Rent:

PERIOD	MONTHLY BASE RENT
12/01/2023 - 05/31/2024	USD$[***]
06/01/2024 - 05/31/2025	USD$[***]
06/01/2025 - 05/31/2026	USD$[***]
06/01/2026 - 05/31/2027	USD$[***]
06/01/2027 - 05/31/2028	USD$[***]
06/01/2028 - 05/31/2029	USD$[***]
06/01/2029 - 05/31/2030	USD$[***]

Monthly FOE:                  Operating Expenses: $[***]

                      Capital Repairs/Replacements: $[***]

                      Total: $[***]

Annual FOE Increase:                 [***]%

4.

Effective on the Expansion Commencement Date, the estimated monthly payment of Taxes due and payable under the Lease for the Premises, as expanded by this Amendment, will be $[***], subject to reimbursement and adjustment as provided in Paragraph 8 of the Lease.

5.

Notwithstanding anything herein to the contrary, and provided that no Event of Default exists or would exist but for the passage of time, giving of notice, or both, Landlord shall contribute up to a maximum amount of $[***] the “First Amendment TI Allowance”), towards the Tenant-Made Alterations to the Premises which can be capitalized by Landlord (as opposed to repairs and maintenance to the Premises), which payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Tenant-Made Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs along with copies of vendor invoices summarizing work done, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who worked on the Tenant-Made Alterations, and (iv) Landlord’s receipt of a copy of the final construction permit approved by the applicable governing authority to the extent required for such Tenant-Made Alterations. Landlord shall be under no obligation to pay for any Tenant-Made Alterations to the Premises in excess of the First Amendment TI Allowance. Further, such First Amendment TI Allowance shall only be available for Tenant’s use through August 31, 2024, and Tenant hereby waives any and all rights to any unused portion of the First Amendment TI Allowance remaining thereafter.

Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

6.

Landlord hereby agrees to complete the First Amendment Improvements as defined and set forth in Exhibit B and Exhibit 8-1 attached to this Amendment. Landlord and Tenant hereby agree that (i) following Landlord’s completion of the First Amendment Improvements, Tenant shall maintain and repair the Fence (as defined in said Exhibit B) as part of Tenant’s repair and maintenance obligations under Section 11 of the Lease, and (ii) Tenant shall be required to remove the Fence at the expiration or termination of the Lease in accordance with the terms of Section 21 of the Lease; provided, however, Landlord may elect, in its sole discretion by giving written notice to Tenant prior to the expiration or termination of the Lease, that the Fence shall remain on the Property and become the property of Landlord.

7.

Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Colliers International Houston, Inc., and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord shall pay Tenant Broker and Landlord Broker their respective commissions earned under this Lease pursuant to a separate written agreement.

8.	All Tenant options to extend the Lease Term, terminate the Lease, or expand or contract the Premises, if any, which exist under the Lease are hereby null and void.

9.

Notwithstanding any provisions contained in the Lease to the contrary, upon prior written notice to Tenant, and provided that: (i) such utilities are priced at, or below, local utility provider rates, and (ii) that there is no reduction of service level for such utility from the service level as of the date of the Landlord transfer, Landlord may transfer utility accounts held by Tenant at the Premises to the name of Landlord, or an appointed intermediary of Landlord. In the event Landlord transfers the utility accounts, Landlord shall timely pay all invoices from such utility service providers. Tenant shall reimburse Landlord, or Landlord’s appointed intermediary, for the utility services consumed at the Premises no later than thirty (30) days from receipt of an invoice for such utility services, which shall include units consumed at the Premises during such billing period.

10.

Notwithstanding any provisions contained in the Lease to the contrary, Landlord shall have the right to place energy installations, including, but not limited to, solar systems, battery storage facilities, and electric vehicle charging facilities, on the Building or the Project, or to enter into a lease allowing a third party the right to install and operate an energy installation on the Building or the Project; provided such energy installation does not unreasonably and adversely impact Tenant’s use of the Premises, or result in additional costs to Tenant.

11.

Notwithstanding any provisions contained in the Lease to the contrary, Landlord may install sensors, meters, and other devices (collectively “Devices”) in the Premises that collect operational efficiency data for the Project (the “Data”). The Devices shall not: (a) materially interfere with Tenant’s use of the Premises, (b) include cameras, video, or voice recording devices, (c) collect employee data, or (d) track people, equipment, or inventories. Landlord shall own all rights, title and interest in the Data. Upon request, Landlord shall provide Tenant access to the Data.

Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

12.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

13.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

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Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

TENANT:		LANDLORD:

ENCHANTED ROCK, LLC		DUKE REALTY LIMITED PARTNERSHIP
a Texas limited liability company		an Indiana limited partnership

By:	/s/ Corey Amthor	By:	Duke Reality LLC
Name:	Corey Amthor		a Delaware limited liability company
Title:	President		its general partner

		By:	Authorized Parson

/s/ Hans Brindley
Hans Brindley, Senior VP - Market Officer of Prologis, Inc., a Maryland corporation